Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

GENERAL GROWTH PROPERTIES ANNOUNCES

DEPARTURE OF EXECUTIVE VICE PRESIDENT HUGH ZWIEG

Chicago, Illinois, December 3, 2012 — General Growth Properties, Inc. (NYSE:GGP) (“GGP” or the “Company”) today announced Executive Vice President of Capital Markets Hugh Zwieg will leave the Company at the end of the year.   Mr. Zwieg joined GGP in March of 2010.

During Mr. Zwieg’s tenure, GGP issued approximately $2.3 billion of equity upon its emergence from bankruptcy; effected the Howard Hughes Corporation spin-off; effected the Rouse Properties, Inc. spin-off; refinanced approximately $12.1 billion of property level debt ($10.2 billion at share); lowered the average interest rate from 5.49% to 4.51%; generated approximately $2 billion of net proceeds; and laddered maturities.

“When Hugh arrived in 2010, he began taking steps to derisk our balance sheet and rebuild relationships with lenders.  He is a valued member of GGP’s executive management team.  Hugh has decided to pursue other ventures, and I wish him the very best in his future endeavors,” said Chief Executive Officer Sandeep Mathrani.

Chief Financial Officer Michael Berman will assume responsibility for the Capital Markets group.  Mr. Zwieg will remain with the Company through the end of December to help transition.

ABOUT GGP

General Growth Properties, Inc. is a fully integrated, self-managed and self-administered real estate investment trust exclusively focused on owning, managing, leasing, and redeveloping high-quality regional malls. GGP’s portfolio is comprised of 127 malls in the United States and 16 malls in Brazil comprising approximately 135 million square feet. GGP is headquartered in Chicago, Illinois, and publicly traded on the NYSE under the symbol GGP.

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Contact Information:

Investors:	Media:
Kevin Berry, Vice President of Investor Relations	David Keating, Vice President of Corporate Communications
kevin.berry@ggp.com	david.keating@ggp.com
(312) 960-5529	(312) 960-6325